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                                                                   EXHIBIT 10.13

[Note: Asterisks denote material omitted that has been separately filed with the SEC pursuant to a request for confidential treatment.]

                        LICENSE AND DEVELOPMENT AGREEMENT

                This License and Development Agreement ("Agreement") is effective as of November _____, 2000 ("Effective Date") between Combimatrix Corporation ("Combimatrix"), a Delaware corporation having its principal place of business at 34395 Southeast Douglas, Suite 110, Snoqualmie, WA 98065, and Advanced Material Sciences, Inc. ("AMS"), a Delaware corporation having its principal place of business at 55 South Lake Avenue, Pasadena, California 91101.

1. INTRODUCTION

        1.1 Combimatrix has research, development, and manufacturing capabilities and facilities, and has developed certain rights relevant to technology and research related to the Material Sciences field.

        1.2 AMS has research and development capabilities, and facilities to conduct research and development activities for the development and exploitation of technology related to the Material Sciences field.

        1.3 Combimatrix and Acacia Research Corporation ("Acacia") entered into an Investors' Rights Agreement and a Co-Sale Agreement, whereby Acacia contributed $2 million to the formation of AMS and Combimatrix contributed $1 million to the formation of AMS and agreed that Combimatrix and AMS would enter into this License and Development Agreement.

        1.4 Combimatrix and AMS desire to enter into this Agreement whereby Combimatrix will license to AMS all relevant Combimatrix Intellectual Property for exploitation in the Material Sciences field for the royalty fees specified herein.

        1.5 In consideration of the mutual covenants and promises contained in this Agreement, Combimatrix and AMS agree as follows:

2. DEFINITIONS

        2.1 "Improvement Inventions" shall mean all inventions for which patent applications are or may be filed that are conceived or first reduced to practice by an employee or contractor of AMS or works that are derivative of works to which Combimatrix holds the copyright or that incorporate or otherwise expand on inventions that are subject to Combimatrix Patents and that directly result from exploitation of the Combimatrix Intellectual Property. It is understood that inventions or creative works made independently of design or use of Combimatrix Intellectual Property (such as those inventions made in the course of design or use of AMS proprietary technologies or other non-Combimatrix technologies) are not Improvement Inventions within the meaning of this Agreement. Improvement Inventions shall further not include any other inventions that are conceived of or reduced to practice by an employee or contractor of a Party.

        2.2 "Combimatrix Patents" means any and all patents or patent applications (including all divisionals, continuations, continuations-in-part, reissues, and corresponding foreign patent rights) whose claims would otherwise be infringed by the making, using,



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sublicensing or selling of any product developed, licensed, sold, or sublicensed by AMS in the Material Sciences field.

        2.3 "Combimatrix Intellectual Property" shall mean all Combimatrix Patents and all other property or rights owned or licensed by Combimatrix that is subject to copyright, patent, trademark or trade secret protection.

        2.4 "Confidential Information" shall mean all information and materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party and which creates value for a Party from not being generally known, including, but not limited to techniques, methodology, equipment, data, reports, know-how, trade secrets, patent positioning, and business plans, including any negative developments.

        2.5 "Material Sciences Net Sales" shall mean the aggregate United States Dollar equivalent of gross revenues received by AMS for or on account of Material Sciences Products and Services less a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections, or return of items previously sold, b) prompt payment or actual trade or quantity discounts actually allowed and taken, c) excises, sales taxes, value added taxes, consumption taxes, duties, foreign withholding tax actually withheld, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and d) insurance and delivery costs actually incurred. If AMS licenses or sells to or through a distributor, Net Sales shall be the gross revenues received by AMS from the sale of Material Sciences Products and Services to such distributor. Any such distributor arrangement must be under reasonably conventional distributor terms. In the event that AMS sells or licenses Material Sciences Products or Services to third parties for other than monetary value in whole or in part, such transfer shall be considered a license hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be the average price of arms length licenses by AMS in such country during the royalty reporting period in which such transfer occurs, or if no such arms length licensing occurred in such country during such period, during the last period in which such arms length sales occurred. If no arms length licenses have occurred in a particular country, Net Sales for such transfer shall be the average price of arms length licenses in all countries. If a product that falls within the definition of Material Sciences Products and Services is sold or licensed as part of a system, package, or combination product (but not including the sale of AMS or its assets, in whole or in part), Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction A/B where "A" is the average unit price of the products when licensed separately and "B" is the average unit price of the combination product. If the product that falls within the definition of Material Sciences Products and Services is not licensed separately, the Parties shall negotiate in good faith the appropriate percentage of the unit price of the combination product to be assigned.

        2.6 "Material Sciences" shall mean the field of technical, scientific and engineering specialization focusing on fuel cell catalysts, battery materials, electronic and electrochemical materials, and all other materials and products related to the use, storage, conversion and delivery of energy, except within living or biologic systems. For purposes of this agreement, Materials Sciences will also mean technology, scientific and engineering specialization related to



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sensor arrays where the analyte or analytes of interest are non-biological. For example, biological entities such as cells, spores, nucleic acids, proteins or analytes incorporating any of the foregoing are excluded. By way of further example, analytes within this Material Sciences definition shall include gases, metal ions, pollutants and chemicals dissolved in condensed phases such as water or other condensed phases. Material Sciences shall not include any product or products with medical, clinical or diagnostic applications.

        2.7 "Material Sciences Products and Services" shall mean any product or service sold by AMS during the Term of this Agreement that is used within or directly related to the Material Sciences field.

        2.8 "Party" shall mean Combimatrix or AMS. "Parties" shall mean Combimatrix and AMS.

        2.9 "Services" shall mean the use by a third party of a product or service that falls within the definition of Material Sciences Products and Services.

        2.10 "Term" shall mean the period beginning on the Effective Date and ending on a date twenty (20) years from the Effective Date.

3. INTELLECTUAL PROPERTY

        3.1 Combimatrix shall, upon request by AMS and at AMS's expense, promptly provide all documentation, whether electronic or reduced to paper, documenting Combimatrix Intellectual Property that may potentially be exploited and/or developed by AMS for use in the field of Material Sciences as specified herein. Combimatrix shall also supply relevant copies of code, prototypes of devices or other mechanical inventions, assistance and support in the utilization or comprehension of such supplied information or materials. Combimatrix shall include in such disclosures all available information about relevant intellectual property under development. Combimatrix shall continually inform AMS of all relevant new inventions or developments that may be appropriately exploited or developed by AMS pursuant to this Agreement on a timely basis and shall provide all relevant and appropriate information or materials concerning that invention or development.

        3.2 Combimatrix hereby grants a worldwide, exclusive license to AMS to use, copy, create derivative works from and otherwise commercially exploit all relevant Combimatrix Intellectual Property in the field of Material Sciences, including, without limitation, the right to develop, create, market, license, sublicense and distribute items based on, incorporating or which would otherwise infringe Combimatrix Patents. AMS may sublicense to an Affiliated Party any or all rights held by AMS under this Agreement. For the purposes of this Agreement, an Affiliated Party shall be defined as a company, corporation or business that is substantially owned and controlled by the Parties with substantially the same equity ownership positions as Acacia and Combimatrix hold in AMS at the time of the formation of the Affiliated Party. AMS may sublicense to any other party any or all rights held by AMS under this Agreement after AMS obtains Combimatrix' written approval to such sublicense, which approval shall not be unreasonably withheld.



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        3.3 AMS shall own all right, title and interest to Improvement
Inventions developed by it for use in the field of Material Sciences pursuant to this Agreement. AMS grants to Combimatrix a worldwide, perpetual, non-exclusive license to use, copy, and otherwise commercially exploit Improvement Inventions in all fields of use other than Material Sciences. AMS shall be responsible for the continued prosecution and maintenance of any and all patent applications related to Improvement Inventions; provided, however, that AMS shall first consult with Combimatrix as to the preparation, filing, prosecution, and maintenance of such patent applications and patents and shall furnish to Combimatrix copies of documents relevant to any such preparation, filing, prosecution or maintenance. From time to time, Combimatrix may, within its reasonable discretion, send a written request to AMS specifying that AMS indicate whether it intends to continue to pay the expense associated with or to further the prosecution of a patent application related to any Improvement Invention. If AMS indicates in writing that it does not intend to pay further expenses or to otherwise take actions to further a specific patent application, AMS shall take all steps reasonably necessary to transfer the intellectual property rights associated with the patent application to Combimatrix and to assist Combimatrix in securing the patent that AMS is abandoning. AMS shall not be required to transfer the rights necessary to the patent application or to otherwise assist Combimatrix if AMS, on the advice of counsel, has made a good faith determination that the patent application will be rejected by the appropriate reviewing authority.

        3.4 Each party shall promptly notify the other of alleged or threatened infringement of Improvement Inventions or the other Party's intellectual property.

4. COMPENSATION

        4.1 AMS shall pay to Combimatrix a royalty fee [**************** ******************] within sixty (60) days of the end of each calendar quarter. [******************************************************************************
***************************************].

        4.2 All payments in this Agreement will be made in the form of a check or wire transfer to Combimatrix in U.S. Dollars.

        4.3 AMS shall deliver to Combimatrix, within sixty (60) days after the end of each calendar quarter, a written report showing its computation of payments due under Section 4.1 of this Agreement. All Net Sales shall be segmented in each such report according to licenses by AMS on a country by country basis, including the rates of exchange used to convert such royalties to U.S. Dollars from the currency in which the licenses were made. For the purposes of this Agreement, the rates of exchange to be used for converting royalties to U.S. Dollars shall be those published for the purchase of U.S. Dollars in the Wall Street Journal for the 15th calendar day of the second month of the quarter for which payment is due. Simultaneously with the delivery of each such report, AMS shall tender payment in U.S. Dollars of all royalties shown to be due therein. Proof of payment shall be secured and sent to Combimatrix as evidence of such payment in such form as required by the tax authorities having jurisdiction over AMS. Such taxes shall be deducted from the royalty that would otherwise be remitted by AMS.



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5. CONFIDENTIALITY

        5.1 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for five (5) years thereafter or issuance of United States Letters Patent with respect thereto or publication of a foreign patent application, whichever is earlier; provided however that information which is disclosed in writing, or, if disclosed orally, is confirmed within 60 days in writing, and which is identified in writing as being a trade secret of the providing party, shall be maintained in secret until such time as it no longer qualifies as a trade secret or until such time as the providing party advises the recipient in writing that such information is no longer a trade secret, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement, except that the foregoing shall not apply to any information that the receiving Party can demonstrate by competent proof:

                5.1.1 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                5.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                5.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of such Agreements; or

                5.1.4 was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

        5.2 Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for the following reasons:

                5.2.1 filing or prosecuting patents relating to Improvement Inventions;

                5.2.2 regulatory filings;

                5.2.3 prosecuting or defending litigation;

                5.2.4 complying with applicable governmental regulations; and

                5.2.5 disclosure to Affiliates or sublicensees who agree to be bound by similar terms of confidentiality.

        Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 5.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best



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efforts to secure confidential treatment of such information. In any event, the
Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

        5.3 Combimatrix and AMS shall ensure that each employee, consultant, or other agent of Combimatrix, AMS or sublicensees who has access to Confidential Information is bound to obligations of confidentiality and non-use at least equivalent in scope to those set forth in Sections 5.1 and 5.2.

6. WARRANTY

        6.1 Both Parties to this Agreement represent and warrant that they have the full right and authority to enter into and perform this Agreement.

        6.2 All Combimatrix Intellectual Property made available by license to AMS hereunder shall be on an as-is basis. COMBIMATRIX DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES RELATING TO COMBIMATRIX INTELLECTUAL PROPERTY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Combimatrix shall have no liability under any theory of strict liability, negligence, whether active or passive, or products liability. Combimatrix' entire liability, excluding any amounts due pursuant to Section 7 of this Agreement, shall in no event exceed the compensation hereunder. Combimatrix shall have no liability for any consequential, incidental, or special damages. AMS understands that the risks of loss herein are reflected in the price of the royalty payments agreed to.

        6.3 All Improvement Inventions made available by license to Combimatrix hereunder shall be on an as-is basis. AMS DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES RELATING TO COMBIMATRIX INTELLECTUAL PROPERTY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. AMS makes no warranty that it will exploit or develop any Combimatrix Intellectual Property. Subject to the terms and conditions contained elsewhere herein in Section 8.3 of this Agreement. AMS shall have no liability for consequential, incidental, or special damages.

        6.4 From the time AMS widely offers commercial products related to Combimatrix Intellectual Property or Improvement Inventions for sale, AMS shall carry liability insurance in the amount of no less than two million dollars ($2,000,000) per instance to protect Combimatrix from all products liability claims that could be the subject matter of an indemnification claim hereunder and AMS shall name Combimatrix as an additional insured party , pay the premiums therefore, and deliver to Combimatrix, upon request, proof of such insurance.

7. INDEMNITY

        7.1 Combimatrix hereby agrees to indemnify, save, defend, and hold AMS and its directors, officers, agents, affiliates and related companies and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses, or loss, including



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reasonable legal expenses and reasonable attorneys' fees (collectively,
"Claims"), to the extent that such Claim or Claims arise from (i) infringement of a Third Party's intellectual property relating to the Combimatrix Intellectual Property, manufacture or manufacturing process, (ii) the negligence or willful misconduct of Combimatrix, or (iii) Combimatrix' breach or alleged breach of this Agreement, provided AMS notifies Combimatrix promptly in writing of the action and gives Combimatrix sole control of the defense, all negotiations and any settlement, such settlement subject to the written consent of AMS which shall not be unreasonably withheld. The foregoing indemnities shall not apply to the extent such Claims are covered by AMS' indemnity set forth in
Section 7.2 below.

        7.2 AMS hereby agrees to indemnify, save, defend, and hold Combimatrix and its directors, officers, agents, and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses, or loss, including reasonable legal expenses and attorneys' fees (collectively, "Claims"), to the extent that such Claim or Claims arise from (i) the claimed infringement by an Improvement Invention of a Third Party's intellectual property rights (except to the extent such claimed infringement is solely related to or concerns Combimatrix Intellectual Property incorporated into or used in the creation of the Improvement Invention, in which case section 7.1 of this Agreement applies), (ii) the negligence or willful misconduct of AMS, (iii) any product liability claims against Combimatrix relating to any products manufactured, sold or provided by AMS, or (iv) AMS breaches of this Agreement, provided Combimatrix notifies AMS promptly in writing of the action and gives AMS sole control of the defense, all negotiations and any settlement such settlement subject to the written consent of Combimatrix which shall not be unreasonably withheld. The foregoing indemnities shall not apply to the extent such Claims are covered by Combimatrix' indemnity set forth in Section 7.1 above.

        7.3 If a Party is entitled to indemnification under either Section 7.1 or 7.2 (the "indemnified Party"), it shall give written notice to the Party providing indemnification (the "Indemnifying Party") of any claims that may be subject to indemnification promptly after learning of such claim, and the Indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party will not be subject to any liability for any settlement of such claims made by the Indemnified Party without the Indemnifying Party's consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the Indemnified Party with respect to such claims.

8. TERM AND TERMINATION

        8.1 This Agreement shall be for the Term, unless extended pursuant to the terms of section 8.2..

        8.2 This Agreement will automatically renew for successive five (5) year terms unless and until either Party provides written notification of non-renewal of the Agreement to the other Party at least six (6) months prior to the expiration of the then current Term or Extended Term. Each such additional five year period shall be referred to as an Extended Term.



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        8.3 If AMS does not utilize a discrete and identifiable component or components of Combimatrix Intellectual Property in the Material Sciences field within the first two (2) years of the Agreement, Combimatrix may request in writing that AMS clarify its intention concerning the exploitation of such property. AMS must respond in writing within thirty (30) days of its request and provide objective evidence, reasonably satisfactory to Combimatrix, that it has taken or is about to take steps to utilize such discrete and identifiable component(s) of Combimatrix Intellectual Property in the Material Sciences field. If AMS responds that it does not intend to take and is not about to take steps to utilize such identified Combimatrix Intellectual Property or AMS does not provide objective evidence, reasonably satisfactory to Combimatrix, that it has taken or is about to take steps to utilize such discrete and identifiable component(s) of Combimatrix Intellectual Property in the Material Sciences field, the Parties shall promptly enter into a written Amendment to this Agreement amending the license to AMS to such identified Combimatrix Intellectual Property so that such license is non-exclusive. If the Parties are unable to reasonably agree on whether AMS has provided such objective evidence that it has taken or is about to take steps to utilize such discrete and identifiable component(s) of Intellectual Property, the Parties shall submit the issue for final and binding determination to a single arbitrator, mutually acceptable to both Parties and selected by the Parties, who shall operate under the rules and procedures of the American Arbitration Association. Each Party shall bear its own expenses associated with the submission of evidence, papers or the making of appearances before the arbitrator.

        8.4 If either Party alleges that the other Party is in breach of this Agreement, the Party alleging breach shall identify the breach in writing and provide the identification to the alleged breaching Party. The Party alleged to have breached this Agreement shall cure such breach within sixty (60) days. If such breach remains uncured in the reasonable determination of the Party alleging one or more breaches of the Agreement, that Party may terminate this Agreement.

        8.5 Upon termination of this Agreement, the following provisions will survive: 6, 7, 8 and 10.

9. MISCELLANEOUS

        9.1 AMS shall generate and keep for a period of at least two (2) years from the date of such generation full, accurate, and true books of accounts and other records containing all information and data, which may be necessary to ascertain and verify the fees and royalties payable hereunder. During the Term of this Agreement and for a period of two (2) years following the time at which the relevant fee or payment is due, Combimatrix shall have the right from time to time (not to exceed once during a calendar year) to inspect in confidence, or have an agent, accountant, or representative inspect in confidence such books, records, and supporting data. In the event an audit reveals a discrepancy greater than 10% in the relevant period, AMS will pay any audit fees.

        9.2 Each Party may issue a press release or otherwise disclose to the public the existence and material terms of this Agreement. The Parties may work together to coordinate a single release or set of releases acceptable to both Parties. Other than such initial disclosure, neither Party shall originate any other news relating to this Agreement without the prior written



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approval of the other Party, which approval shall not be unreasonably withheld, or except as otherwise required by law.

        9.3 Either Party may assign any rights or obligations of this Agreement to a party who acquires all or substantially all of the relevant assets of the assigning Party by merger or sale of assets or otherwise.

        9.4 This Agreement shall be construed according to the laws of Delaware without regard to conflict of law provisions.

        9.5 In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement, the Parties shall first seek to settle their differences amicably between themselves.

        9.6 The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

        9.7 This Agreement and the documents referred to herein are the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating to the subject matter herein. No waiver, alteration or modification of any of the provisions herein shall be binding unless in writing and signed by the Parties.

        9.8 The headings in this Agreement are for convenience only and shall not be considered in construing this Agreement.

        9.9 In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

        9.10 This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.

        9.11 None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

        9.12 Any notice required under this Agreement shall be made by overnight mail or courier to the addresses below.

                If to AMS:

                        Advanced Material Sciences, Inc.

                        55 South Lake Avenue



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                        Pasadena, California 91101



                        If to Combimatrix:

                        Combimatrix Corporation

                        34395 Southeast Douglas

                        Suite 110

                        Snoqualmie, Washington 98065




        9.13 The Parties shall not be liable for delay or nonperformance if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of a Party, if such Party has used reasonable efforts to avoid such occurrence. Such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to the occurrence.

        9.14 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as set forth below.



                  Combimatrix Corporation

                  By:
                      ---------------------------
                  Title:
                         ------------------------
                  Date:
                        -------------------------


                  Advanced Material Sciences, Inc.

                  By:
                      ---------------------------
                  Title:
                         ------------------------
                  Date:
                        -------------------------



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